EXHIBIT 99.1

American National Announces Third Quarter 2013 Results

GALVESTON, Texas, Oct. 29, 2013 (GLOBE NEWSWIRE) -- American National Insurance Company (Nasdaq:ANAT) announced third quarter 2013 net income of $82,613,000 ($3.07 per diluted share) compared to net income of $59,186,000 ($2.20 per diluted share) for the same period in 2012. A 7.0% increase in operating earnings and higher realized investment gains both contributed to the increase in net income.

Third quarter after tax operating income, which excludes after tax net realized investment gains, increased to $54,349,000 ($2.02 per diluted share), as compared with $50,782,000 ($1.89 per diluted share) for the same period in 2012. After tax net realized investment gains were $28,264,000 ($1.05 per diluted share) for the third quarter of 2013 compared to $8,404,000 ($0.31 per diluted share) for the third quarter of 2012.

Net income for the nine months ended September 30, 2013 was $200,753,000 ($7.46 per diluted share), an increase from net income of $124,908,000 ($4.65 per diluted share) for the same period in 2012.

After-tax operating earnings for the first nine months of 2013, which exclude after tax net realized investment gains, were $133,172,000 ($4.95 per diluted share) compared to $108,802,000 ($4.05 per diluted share) for the same period in 2012. Operations for the period benefited from investment income relating to prepayment of mortgage loan investments and the disposition of certain investment real estate.  After tax net realized investment gains totaled $67,581,000 ($2.51 per diluted share) for the first nine months of 2013 compared with after tax net realized investment gains of $16,106,000 ($0.60 per diluted share) for the same period in 2012.

Recurring life insurance premiums on new issues were up 36.0% over the prior year. Stockholders' Equity as of September 30, 2013 increased 4.8% from the end of 2012 to $4.0 billion.  Book value per share was $149.15 at September 30, 2013 as compared to $142.63 per share at December 31, 2012. Total revenues for the nine months ended September 30, 2013 increased 3.2% compared to the same period in 2012, primarily as a result of a higher level of realized gains on investments.

American National Insurance Company
COMPARATIVE OPERATIONAL HIGHLIGHTS
Compiled on a GAAP basis (Preliminary & Unaudited)*

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Revenues	$ 785,504,000	$ 760,068,000	$ 2,304,209,000	$ 2,233,705,000
After-tax earnings:
Operating earnings **	$ 54,349,000	$ 50,782,000	$ 133,172,000	$ 108,802,000
Net realized investment gains	28,264,000	8,404,000	67,581,000	16,106,000
Net income	82,613,000	59,186,000	200,753,000	124,908,000

Per share earnings:
Operating earnings – Diluted **	$ 2.02	$ 1.89	$ 4.95	$ 4.05
Net realized investment gains – Diluted	1.05	0.31	2.51	0.60
Net income – Diluted	3.07	2.20	7.46	4.65

Weighted average number of shares upon which computations are based:
Diluted	26,905,093	26,870,655	26,910,017	26,859,100
Basic	26,780,313	26,736,464	26,789,564	26,699,211

		As of
		September 30, 2013	December 31, 2012

Book value per diluted share		$ 149.15	$ 142.63

* Results are preliminary and unaudited. American National expects to timely file its third quarter 2013 Form 10-Q.
** Operating earnings exclude after-tax realized investment gains and losses. The sum of Operating earnings (losses) and Net realized investment gains (losses) is equal to Net income (loss).

American National Insurance Company (American National), headquartered in Galveston, Texas, was founded in 1905 and is licensed to conduct the business of insurance in all states except New York. American National has been assigned an 'A' rating by A.M. Best Company and an 'A' rating by Standard & Poor's, both of which are nationally recognized rating agencies.

American National is also a family of companies that has, on a consolidated GAAP basis, $23.1 billion in assets, $19.1 billion in liabilities and $4.0 billion in stockholders' equity. The American National Family of Companies offers a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension products and property and casualty insurance for personal lines, agribusiness, and targeted commercial exposures. The American National Family of Companies operates in all 50 states, and its major insurance subsidiaries include American National Life Insurance Company of Texas, American National Life Insurance Company of New York, American National Property and Casualty Company, Standard Life and Accident Insurance Company, Farm Family Life Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

For more information, including company news and investor relations information, visit the company's web site at www.anico.com.

CONTACT: John J. Dunn, Jr.
         (409) 766-6063